Press Information

Celanese Corporation Investor Relations 1601 West LBJ Freeway Dallas, Texas 75234-6034
Mark Oberle Phone: + 1 972 443 4464 Fax: 1 972 332 9373 Mark.Oberle@celanese.com
Andrea Stine Phone: +1 908 901 4504 Fax: +1 908 901 4805 A.Stine@celanese.com

Celanese Reaffirms Second Quarter Adjusted EPS at High End of Recalculated Guidance;
Full Year 2005 Guidance to be Updated on August 9 Earnings Call; Adopts New Convention for Reporting Adjusted EPS

Dallas, July 11, 2005 (NYSE:CE): Celanese Corporation announced today that it expects its second quarter adjusted EPS to be at the high end of its guidance range based on strong business fundamentals. The company will update its full year 2005 guidance in light of the second quarter performance and expected market conditions on its August 9, 2005 earnings call. In an effort to simplify and make more transparent its financial information, the company also adopted a new convention for reporting adjusted earnings per share (EPS) and adjusted EBITDA.

"We are pleased with the results our associates delivered across all of our businesses," said David Weidman, chief executive officer. "Our integrated value chain allowed us to capture benefits from lower raw material costs, particularly ethylene and natural gas, and we continued to benefit from a favorable acetyl market."

Celanese provides investors with EPS calculated under U.S. generally accepted accounting principles (GAAP) and also an adjusted EPS, as it believes adjusted EPS more clearly reflects the performance of the underlying business by providing transparency into unusual or nonrecurring items. For calculating EPS based on GAAP results, the company provided guidance on a tax rate of 35% for 2005. For the adjusted EPS calculation, the company has adjusted its tax computations for 2005, reflecting taxes that would have been accrued if the special items had not been incurred. These tax adjustments for the special items result in a modified effective tax rate for the adjusted EPS of 24% in 2005.

The company also will supply guidance on diluted shares outstanding based on the diluted shares at the end of the previous quarter. For example, the calculation for diluted shares for adjusted EPS in the first quarter of 2005 is 170.9 million, consisting of 158.5 million basic shares outstanding, plus 12 million diluted preferred shares and approximately 400,000 dilutive options based on the average share price of $16.64 during the first quarter, as calculated under the treasury stock method in FAS 128. The company will use the same figure for its guidance for the second quarter and full year 2005.

"We believe we have put forward a more investor-friendly format to gain insights into Celanese Corporation's financial results," said C. J. Nelson, executive vice president and chief financial officer. "This format clearly outlines the performance of our underlying business in a fashion that investors can more easily understand."

In implementing this new convention, the company has reissued its first quarter adjusted EPS and recalculated guidance on adjusted EPS for the second quarter and full year based on the same business and economic assumptions the company articulated during its first quarter 2005 conference call on May 10. As a result, first quarter adjusted EPS is now $0.62. The previous per share result was $0.87, based on basic shares outstanding and adjustments that were not tax affected. The adjustments were not tax affected as most occurred in the U.S. where the company has tax losses for which it takes no benefit.

The guidance for second quarter 2005 adjusted EPS is now between $0.39 and $0.44 based on the new methodology, as opposed to the former guidance of $0.36 to $0.41. Based on strong underlying business fundamentals, the company now expects the second quarter adjusted EPS to be toward the high end of the recalculated guidance range.

For full year 2005, using the new convention and the previous earnings guidance, adjusted EPS is recalculated to be between $1.64 and $1.69. The company will update the full year guidance in light of second quarter performance and expected market conditions on its August 9, 2005 second quarter earnings call.

For adjusted EBITDA, the company has redesigned its reconciliation to net earnings (loss) to simplify the presentation while continuing to meet the needs of the bondholders.

Celanese will host a brief conference call to answer any questions regarding the change in reporting conventions on Monday, July 11 at 10:30 a.m. Central Time/11:30 a.m. Eastern Time. Corky Nelson, executive vice president and chief financial officer, will host the call. This call can be accessed by phone 10 minutes prior to the announced start time at the following numbers:

U. S. participants: 1-800-688-0836

International participants: 617-614-4072

Participant passcode: 73840884

The call will also be available by webcast from the Investor section of Celanese's web site at www.celanese.com

Celanese Corporation
(in $ millions except per share figures

	Q1 2005			Q2 2005 (1)			FY 2005 (1)
	GAAP EPS	As reported Adjusted EPS	Revised Adjusted EPS	Guidance GAAP EPS	Guidance Adjusted EPS	Revised Adjusted EPS	Guidance Adjusted EPS	Revised Adjusted EPS
Earnings from Continuing Operations	23	23	23	105	105	105	269	269
Adjustments
Refinancing Costs	—	102	102	—	0	0	102	102
Special Charges	—	38	38	—	10	10	75	75
Monitoring Fee	—	10	10	—	0	0	10	10
Earnings from Continuing Operations before Tax and Minority Interest	23	173 *	173 *	105	115 *	115 *	456 *	456 *
Income Tax Provision - for GAAP EPS	(8)	—	—	(37)	—	—	(94)	—
Income Tax Provision - for Adjusted EPS	—	(8)	(42)	—	(36)	(28)	—	(109)
Minority Interest	(25)	(25)	(25)	(15)	(15)	(15)	(61)	(61)
Preferred Dividends	(2)	(2)	(2)	(2)	(2)	(2)	(10)	(10)
Net Earnings Available to Common Shareholders	(12)	138 *	104 *	51	62 *	70 *	291 *	276 *
Basic EPS Calculation	—	—	—	—	—	—	—	—
Weighted Average Shares Outstanding	141.7	141.7	141.7	158.5	158.5	158.5	154.3	154.3
End of Period Shares Outstanding	158.5	158.5	158.5	158.5	158.5	158.5	158.5	158.5
Basic EPS - Using Weighted Average Shares	$(0.08)	—	—	$0.32	—	—	—	—
Basic EPS - Using End of Period Shares	—	$0.87	$0.66	—	$0.39	$0.44	$1.83	$1.74
Diluted EPS Calculation	—	—	—	—	—	—	—	—
Net Earnings Available to Common Shareholders	—	—	104	—	—	70	—	276
Add Back: Preferred Dividends	—	—	2	—	—	2	—	10
Net Earnings - for adjusted EPS	—	—	106	—	—	72	—	286
Diluted Shares Outstanding:
End of Period Shares Outstanding	158.5	158.5	158.5	158.5	158.5	158.5	158.5	158.5
Assumed conversion of Preferred Shares	—	—	12.0	—	—	12.0	—	12.0
Dilutive Options - assumes no loss in Q1	—	—	0.4	—	—	0.4	—	0.4
Total Diluted Shares Outstanding-End of Period	—	—	170.9	—	—	170.9	—	170.9
Diluted Adjusted EPS	—	—	$0.62	—	—	$0.42	—	$1.67
Guidance Range Given	—	—	—	$0.30 - $0.35	$0.36 - $0.41	$0.39 - $0.44	$1.79 - $1.87	$1.64 - $1.69

(1) - assumes midpoint of range given

* On an adjusted basis

Celanese Corporation	Adjusted EBITDA

	Q1 2005	Q1 2004
in $ millions	Successor	Predecessor
Net earnings (loss)	(10)	78
Earnings from discontinued operations	—	(23)
Interest expense	176	6
Interest income	(15)	(5)
Income tax provision	8	17
Depreciation and amortization	63	72
EBITDA	222	145
Adjustments:
Cash dividends received in excess of equity in net earnings of affiliates	21	4
Special Charges (1)	38	28
Other unusual items and adjustments (2)	53	31
Subtotal - Adjustments	112	63
Adjusted EBITDA	334	208

Special Charges (1)

	Q1 2005	Q1 2004
in $ millions	Successor	Predecessor
Employee termination benefits	2	2
Plant/office closures	1	—
Termination of advisor monitoring agreement	35	—
Advisory Services	—	25
Other	—	1
Total special charges	38	28

Other unusual items and adjustments (2)

	Q1 2005	Q1 2004
in $ millions	Successor	Predecessor
Net gain (loss) on disposition of assets	(1)	1
Excess of minority interest income over cash dividends paid to	—	—
minority shareholders	25	—
Severance and other restructuring charges not included in special	2	11
charges	—	—
Cash interest income used by captive insurance companies to funds ops	3	3
Unusual and non-recurring items*	9	(2)
Non-cash charges**	5	9
Advisor monitoring fee	10	—
Proforma cost savings***	—	9
Total other unusual non-cash items and adjustments	53	31

*	Primarily includes costs for productivity enhancement programs, Summit relocation, IPO bonus and Vinamul acquisition.

**	Primarily includes ineffective portion of a net investment hedge and purchase accounting for inventories.

***	Primarily represents adjustments to net earnings (loss) on a proforma basis for certain cost savings that we expect to achieve from additional pension contributions.

Forward-Looking Statements

This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company's control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company's Annual Report on Form 10K. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Successor

Successor represents Celanese Corporation's financial position as of December 31, 2004 and March 31, 2005 and its consolidated results of operations for the three months ended March 31, 2005. These consolidated financial statements reflect the application of purchase accounting relating to the acquisition of Celanese AG.

Predecessor

Predecessor represents Celanese AG's consolidated results of its operations for the three months ended March 31, 2004. These results relate to a period prior to the acquisition of Celanese AG and present Celanese AG's historical basis of accounting without the application of purchase accounting.

The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP

This release reflects three performance measures, adjusted EBITDA, adjusted earnings per share and diluted adjusted earnings per share as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for adjusted EBITDA is net earnings (loss); for adjusted earnings per share is basic earnings per share; and for diluted adjusted earnings per share is diluted earnings per share. For a reconciliation of these non-U.S. GAAP measures to U.S. GAAP figures, see the accompanying schedules to this release.

Use of Non-U.S. GAAP Financial Information

Adjusted EBITDA, a measure used by management to measure performance, is defined as earnings (loss) from continuing operations, plus interest expense net of interest income, income taxes and depreciation and amortization, and further adjusted for certain cash and non-cash charges. Our management believes adjusted EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants. Adjusted earnings per share is defined as net earnings available to common shareholders adjusted for special and one-time expenses divided by the number of common shares outstanding as of the end of the period. Diluted adjusted earnings per share is defined as net earnings available to common shareholders adjusted for special and one-time expenses divided by the number of common shares outstanding as of the end of the previously reported period and assuming conversion of all preferred shares into common stock and dilution from the exercise of options under the treasury stock method under FAS 128. We believe that the presentation of all of the non-U.S. GAAP information provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

Results Unaudited: The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.